ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080397315-78
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/11/2008 11:20 AM
	Entity Number C10029-1995

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ENERGY SOURCE, INC.

2. The articles have been amended as follows (provide article numbers, if available):

The first full paragraph of Section 4.01 "Number and Class" of Article IV "Shares of Stock" of the Corporation's Restated Articles of Incorporation is hereby amended as follows:

"Section 4.01 Number and Class. As of June 27, 2008, following the Reverse Stock Split (as defined below), the total number of shares of authorized capital stock of the Corporation shall consist of two billion (2,000,000,000) shares of common stock, par value $.0001 per share (the "Common Stock") and fifteen million (15,000,000) shares of preferred stock, par value $.0001 (the "Preferred Stock"). Pursuant to the authority granted by the shareholders at the Corporation's 2008 Annual Shareholder Meeting held on June 3, 2008, the Board of Directors has authorized the implementation of a reverse stock split, in which the number of shares of Common Stock issued and outstanding on June 27, 2008, will be automatically reduced, without being reissued, at a ratio of 1-for-200, so that for every 200 shares of Common Stock outstanding and held by a stockholder, such shall be automatically reduced to one (1) share of Common Stock (the "Reverse Stock Split"). CONTINUATION ATTACHED (1 PAGE).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 86.5%

4. Effective date of filing (optional): 6/27/08
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

The Corporation will recognize, for purposes of the Reverse Stock Split, all shares of issued and outstanding Common Stock as of June 27, 2008, whether reflected on the Corporation's stock records or not. According to the terms of the Reverse Stock Split, shareholders otherwise entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by 200 will be entitled, upon surrender to the Corporation's transfer agent of certificates representing such shares, to a cash payment (without interest) in lieu thereof, equal to the fraction to which the shareholders would be otherwise entitled multiplied by $.0001, which is the par value of one share of Common Stock and the amount determined in good faith by the Board of Directors to be reasonable payment for one share of Common Stock."

Paragraph 1.3(C) "Conversion" of Section 4.01 "Number and Class" of Article IV "Shares of Stock" of the Corporation's Restated Articles of Incorporation is hereby amended as follows:

"(C) As of June 27, 2008, following the Reverse Stock Split, the number of shares of Common Stock issuable upon conversion of each share of the Preferred Stock shall be equal to one-half (1/2) share of Common Stock (the "Set Conversion Rate"), subject to adjustment from time to time in certain instances as hereinafter provided."